Exhibit 99.1

CONTACT:

GTC Biotherapeutics, Inc.

William K. Heiden

Chairman, President and Chief Executive Officer

(508) 370-5277 or william.heiden@gtc-bio.com

LFB BIOTECHNOLOGIES, S.A.S. OFFERS TO TAKE GTC BIOTHERAPEUTICS, INC.

PRIVATE FOR $.28 PER SHARE

Framingham, MA October 19, 2010 - GTC Biotherapeutics, Inc. (“GTC” NASDAQ: GTCB.OB) announced today that on October 15, 2010 it received a letter from LFB Biotechnologies, S.A.S., Les Ulis, France (“LFB”), addressed to the independent members of GTC’s Board of Directors indicating that LFB’s Board of Directors had approved LFB making an offer to take GTC private for $.28 per share. The opening and closing prices of GTC Common Stock on Friday, October 15, 2010 on the over the counter markets were $.28 and $.34 per share, respectively.

The going private transaction, as proposed by LFB, would be structured as follows: LFB would purchase approximately 61 million shares of GTC Common Stock in a private placement for $0.28 per share, or an aggregate purchase price of approximately $17 million. After completion of the proposed private placement and conversion of convertible preferred stock of GTC owned by LFB, LFB would own at least 90% of GTC’s outstanding Common Stock. Following the private placement, LFB would effect a short-form merger in accordance with Massachusetts law cashing out all minority shareholders for $.28 per share.

The Board of Directors of GTC has formed a committee of independent directors to evaluate and negotiate any such transaction on behalf of GTC. For additional information, please see GTC’s filing on Form 8-K filed with the Securities and Exchange Commission regarding receipt of the above mentioned letter.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements related to a proposed going private transaction. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K, as updated or supplemented from time to time by those risks and uncertainties included in its other periodic reports as filed with the Securities and Exchange Commission, including the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, the uncertainties associated with conducting clinical studies, and the uncertainty that GTC will be able to obtain additional revenues and financial resources, including through continuing and new external programs and marketing and strategic partners for some of its internal programs and through additional financing arrangements. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.